Exhibit 10.9

STOCKHOLDERS AGREEMENT
BY AND AMONG
SOTERA HEALTH COMPANY

AND

THE STOCKHOLDERS PARTY HERETO

Dated as of November 19, 2020

i

TABLE OF CONTENTS
(continued)

ii

STOCKHOLDERS AGREEMENT
This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of November 19, 2020, is entered into by and among Sotera Health Company, a Delaware corporation (the “Company”), and each of the stockholders of the Company whose name appears on the signature pages hereto and any Person (as defined below) who executes a Joinder Agreement in the form of Exhibit A hereto (each, a “Stockholder” and collectively, the “Stockholders”).
WITNESSETH:
WHEREAS, the Company is currently contemplating an initial public offering (the “IPO”) of shares of its common stock, par value $0.01 per share;
WHEREAS, each Stockholder that is party to this Agreement on the date hereof is also a limited partner of Sotera Health Topco Parent, L.P. (“Topco Parent”), a Delaware limited partnership and a party to the amended and restated agreement of limited partnership of Topco Parent dated as of June 30, 2020 (the “LPA”);
WHEREAS, the Company was a direct wholly-owned Subsidiary of Topco Parent and on the date hereof, Topco Parent distributed its Common Stock to the limited partners of Topco Parent and such limited partners became the stockholders of the Company; and
WHEREAS, in connection with, and effective upon, the execution of the underwriting agreement to be entered into in connection with the Company’s proposed IPO, the Company and the Stockholders wish to set forth certain understandings between such parties, including with respect to certain governance matters.
NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and among the Company and the Stockholders as follows:
ARTICLE I
DEFINITIONS
Section 1.01.    Certain Definitions. As used in this Agreement, the following terms have the following meanings:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; provided, that no Stockholder shall be deemed an Affiliate of the Company or any of its Subsidiaries or Topco Parent for purposes of this Agreement; provided, further, that no securityholder of the Company shall be deemed an Affiliate of any other securityholder of the Company solely by reason of an investment in the Company; and provided, further, that a portfolio company of a Sponsor shall not be deemed to be an Affiliate of such Sponsor.
“Agreement” has the meaning set forth in the preamble.
“Board” means the board of directors of the Company.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.
“Closing” means the closing of the IPO.
“Co-Invest LPA” means the Amended and Restated Agreement of Limited Partnership of the Co-Investor, dated as of May 15, 2015.
“Co-Invest Partner” means a Person (other than Warburg Pincus) who is or was a limited partner in the Co-Investor.
“Co-Investor” means Bull Co-Invest L.P., which shall act through the WP Designated Sponsor Fund except as expressly provided otherwise herein.
“Common Stock” means the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, stock dividend or combination, or any reclassification, recapitalization, merger, consolidation, share exchange or other similar reorganization.
“Company” has the meaning set forth in the preamble.
“Company Confidential Information” has the meaning set forth in Section 6.05.
“Company Shares” means issued and outstanding shares of Common Stock.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has a correlative meaning.
“Credit Agreement” means that certain Credit Agreement, dated as of December 13, 2019, by and among the Company, Sotera Health Holdings, LLC, a Delaware limited liability company and direct wholly-owned Subsidiary of the Company, the lenders and issuing banks party thereto and JEFFERIES FINANCE LLC, as first lien administrative agent and first lien collateral agent, together with all other agreements and documents entered into pursuant to the terms thereof or in connection therewith, in all cases, as amended, modified or supplemented from time to time, and any successor credit agreement or other financing used to refinance the initial credit agreement or any subsequent agreement.
“Designated Sponsor Directors” means the WP Directors and the GTCR Directors, collectively.
“Designated Sponsor Fund” means the WP Designated Sponsor Fund or the GTCR Designated Sponsor Fund, or both, as the context requires.
“Director Indemnitee” has the meaning set forth in Section 2.02(b)(ii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“External Recipients” has the meaning set forth in Section 6.05.
“Existing Shares” has the meaning set forth in Section 4.01(a).
“Fund Indemnitors” has the meaning set forth in Section 2.02(b)(ii).
“GTCR” means GTCR Fund XI/A VCOC, GTCR Fund XI/C VCOC, GTCR Co-Invest XI LP and their respective Affiliates.
“GTCR Designated Sponsor Fund” means each of the GTCR Fund XI/A VCOC and the GTCR Fund XI/C VCOC or such other GTCR Stockholder designated by GTCR (in writing to the Partnership) as a GTCR Designated Sponsor Fund from time to time. For purposes of the rights of a Designated Sponsor Fund under this Agreement, all GTCR Designated Sponsor Funds shall collectively be regarded as a single Designated Sponsor Fund.
“GTCR Director” has the meaning set forth in Section 2.01(c)(ii).
“GTCR Fund XI/A VCOC” means GTCR Fund XI/A LP.
“GTCR Fund XI/C VCOC” means GTCR Fund XI/C LP.
“GTCR Stockholders” means, collectively, GTCR Fund XI/A VCOC, GTCR Fund XI/C VCOC, GTCR Co-Invest XI LP and their respective Affiliates that are, from time to time, stockholders of the Company, each of which shall act through the applicable GTCR Designated Sponsor Fund except as expressly provided otherwise herein.
“Identified Person” has the meaning set forth in Section 6.03(a).
“Indemnification Agreements” has the meaning set forth in Section 2.01(i)(ii).
“Indenture” means that certain Indenture, dated as of the December 13, 2019, by and among the Company, Sotera Health Holdings, LLC, a Delaware limited liability company and direct wholly-owned Subsidiary of the Company, as issuer, the subsidiary note parties party thereto and Wilmington Trust, National Association, as second lien notes collateral agent, calculation agent and trustee, together with all other agreements and documents entered into pursuant to the terms thereof or in connection therewith, in all cases, as amended, modified or supplemented from time to time, and any successor indenture or any subsequent agreement.
“Initial Holding Period” has the meaning set forth in Section 4.01(a).
“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder.
“Internal Recipients” has the meaning set forth in Section 6.05.
“IPO” has the meaning set forth in the recitals.
“LPA” has the meaning set forth in the recitals.

“Management Stockholder” means a Stockholder (including, with respect to any estate planning, personal services or similar vehicle, its Affiliates) who provides or has in the past provided Services.
“Necessary Action” means, with respect to a specified result, all actions (to the extent permitted by applicable laws and stock exchange regulations) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) calling and attending meetings in person or by proxy for purposes of obtaining a quorum and causing the adoption of stockholders’ resolutions and amendments to the Company’s certificate of incorporation or by-laws, (iii) causing members of the Board (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such members may have as directors of the Company) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.
“Parties” means the Company and the Stockholders.
“Permitted Recipients” has the meaning set forth in Section 6.05.
“Permitted Transferee” means with respect to any Management Stockholder, any spouse, lineal descendant, parent, heir, sibling, executor, administrator, testamentary trust, trustee or legatee of such Management Stockholder or any trust or other Person in which the sole (direct or indirect) beneficiaries or other equity holders thereof are such Management Stockholder or any of the other Persons referred to herein.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other entity.
“Preferred Stock” means any preferred stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.
“Public Offering” means any public offering and sale of equity securities of the Company or its successor for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.
“Private Sale” means a sale of Company Shares for consideration in a privately negotiated transaction, including a block trade (but for the avoidance of doubt, a Private Sale shall exclude a Public Sale, any distribution-in-kind by the Sponsors to direct or indirect limited partners and a Transfer by a Sponsor to an Affiliate).
“Private Sale Eligible Shares” means, with respect to a Management Stockholder, a number of Company Shares equal to the product of (i) the number of Company Shares then owned by Management Stockholder subject to the restrictions on Transfer set forth in Section 4.01 multiplied by (ii) a fraction, the numerator of which is the number of Company Shares sold by the Sponsors in a

Private Sale and the denominator of which is the total number of Company Shares held by Sponsors immediately prior to such Private Sale.
“Public Sale” means any sale of Company Shares (i) to the public pursuant to an offering registered under the Securities Act or (ii) to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 promulgated under the Securities Act.
“Public Sale Eligible Shares” means, with respect to a Management Stockholder, a number of Company Shares equal to the product of (i) the number of Company Shares then owned by Management Stockholder subject to the restrictions on Transfer set forth in Section 4.01 multiplied by (ii) a fraction, the numerator of which is the number of Company Shares sold by the Sponsors in such Public Sale and the denominator of which is the total number of Company Shares held by Sponsors immediately prior to such Public Sale.
“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement dated as of the date hereof, by and among the WP Stockholders, the GTCR Stockholders, the Co-Investor, the Company and the other parties thereto, as amended, modified or supplemented from time to time.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.
“Services” means the provision of services to Topco Parent, the Company or any of their respective Subsidiaries as an employee, manager, director or independent contractor of Topco Parent or the Company or as an employee, manager, director or independent contractor of any of their respective Subsidiaries.
“Sponsor” means either (i) the WP Stockholders together or (ii) the GTCR Stockholders together, and “Sponsors” means, collectively, the WP Stockholders and the GTCR Stockholders.
“Sponsor Affiliated Person” has the meaning set forth in Section 6.05.
“Stockholder” has the meaning set forth in the preamble.
“Stockholders” has the meaning set forth in the preamble.
“Subsidiary” of any Person means any Person (i) of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person or any Subsidiary of such first Person or (ii) with respect to which such Person or any of its Subsidiaries is a general partner or managing member or is allocated or has the right to be allocated (through partnership interests or otherwise) a majority of such second Person’s gains or losses; provided, that the Company shall not be deemed a Subsidiary of any Sponsor.

“Transfer” means, with respect to any Company Shares, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Company Shares, including by way of a merger, consolidation, division, share exchange, business combination or otherwise, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law.
“Topco Parent” has the meaning set forth in the recitals.
“Trading Day” means a day on which the Company Shares are traded on the Nasdaq Global Select Market or any other market in which such securities are quoted for purchase and sale.
“Transferred”, “Transferring” and “Transferee” shall each have a correlative meaning to the term “Transfer.”
“VWAP” means the volume weighted average of the trading prices of shares of the Company Shares on the Nasdaq Global Select Market or any other market in which such securities are quoted for purchase and sale (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) during the twenty (20) consecutive Trading Days preceding the date of a Transfer; provided that if, from the beginning of the twenty-first (21st) Trading Day prior to the date of such Transfer until the date of such Transfer, there shall occur any change, or the record date for any change, in the outstanding shares of Company Shares as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend, in each case other than pursuant to the terms of any equity-based compensation or incentive plan sponsored by the Company that is in effect and disclosed by the Company with the SEC prior to such date, the VWAP shall be equitably adjusted to reflect such change.
“Warburg Pincus” means Warburg Pincus Private Equity XI, L.P. and its Affiliates (other than the Co-Investor).
“WP Designated Sponsor Fund” means Warburg Pincus Private Equity XI, L.P. or one of its Affiliates designated by Warburg Pincus (in writing to the Company) as the WP Designated Sponsor Fund from time to time.
“WP Director” has the meaning set forth in Section 2.01(c)(i).
“WP Stockholders” means, collectively, Warburg Pincus Private Equity XI, L.P., Warburg Pincus XI Partners, L.P., WP XI Partners, L.P., Warburg Pincus Private Equity XI-B, L.P., Warburg Pincus Private Equity XI-C, L.P., the Co-Investor and their respective Affiliates that are, from to time, stockholders of the Company, each of which shall act through the WP Designated Sponsor Fund except as expressly provided otherwise herein.
Section 1.02.    Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(a)    The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section and Exhibit references are to this Agreement unless otherwise specified.
(b)    The term “including” is not limiting and means “including without limitation.”
(c)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
(d)    Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.
(e)    For all purposes under this Agreement, when determining the percentage represented by the number of Company Shares owned by any Stockholder at any time relative to the number of Company Shares owned by such Stockholder as of immediately following the Closing, such determination shall be equitably adjusted to appropriately account for any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares occurring after the Closing and prior to such determination, to the extent necessary to provide the parties with the same effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
ARTICLE II
CORPORATE GOVERNANCE
Section 2.01.    The Board.
(a)    Composition of Initial Board. Prior to the Closing, the Sponsors shall take all Necessary Action to cause: (i) the Board, as of immediately following the Closing, to comprise the following nine (9) directors: James C. Neary, Stephanie Geveda, Ruoxi Chen, David A. Donnini, Constantine S. Mihas, Sean L. Cunningham, Michael B. Petras, Jr., Ann R. Klee, and Vincent K. Petrella and (ii) the Chairman of the Board, as of immediately following the Closing, to be Michael B. Petras, Jr.
(b)    Classified Board.
(i)    The Board shall be divided into three (3) classes of directors as follows: (A) the initial class I directors shall include James C. Neary, Constantine Mihas and Michael B. Petras, Jr., (B) the initial class II directors shall include Ruoxi Chen, David A. Donnini and Ann R. Klee, and (C) the initial class III directors shall include Stephanie Geveda, Sean L. Cunningham and Vincent K. Petrella.
(ii)    The initial term of the class I directors shall expire at the first annual meeting of the stockholders following the date hereof at which directors are elected. The initial term of the class II directors shall expire at the second annual meeting of the stockholders following the date hereof at which directors are elected. The initial term of the class III directors shall expire at the third annual meeting of the stockholders following the date hereof at which directors are elected. Following the expiration of the initial term of any class of directors, all subsequent terms of such class shall be for a period of three (3) years.
(c)    WP and GTCR Designees.
(i)    For so long as the WP Stockholders collectively own a number of Company Shares representing at least the percentage shown below of the number of Company Shares collectively owned by the WP Stockholders as of immediately following the Closing, there shall be included in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the WP Designated Sponsor Fund that, if elected, will result in the WP Stockholders having the number of directors serving on the Board that is shown below (each such director, a “WP Director”). The WP Designated Sponsor Fund hereby designates three (3) of its five (5) WP Directors as James C. Neary, Stephanie Geveda and Ruoxi Chen.

Percent	Number of Directors
80% or greater	5
60% or greater	4
Less than 60% but greater than or equal to 40%	3
Less than 40% but greater than or equal to 20%	2
Less than 20% but greater than or equal to 6 2 / 3%	1
Less than 6 2 / 3%	0
(ii)    For so long as the GTCR Stockholders collectively own a number of Company Shares representing the percentage shown below of the number of Company Shares collectively owned by the GTCR Stockholders as of immediately following the Closing, there shall be included in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the GTCR Designated Sponsor Fund that, if elected, will result in the GTCR Stockholders having the number of directors serving on the Board that is shown below (each such director, a “GTCR Director”). The GTCR Designated Sponsor Fund hereby designates three (3) GTCR Directors as David A. Donnini, Constantine S. Mihas, Sean L. Cunningham.

Percent	Number of Directors
70% or greater	3
Less than 70% but greater than or equal to 40%	2
10% or greater	1
Less than 10%	0
(iii)    In the event that any Designated Sponsor Fund has designated fewer than the total number of designees such Designated Sponsor Fund shall be entitled to designate pursuant to this Section 2.01, such Designated Sponsor Fund shall have the right, at any time and from time to time, to designate such additional designees to which it is entitled pursuant to this Section 2.01, in which case each Sponsor shall take all Necessary Action (including, as requested by such Designated Sponsor Fund, by increasing the size of the Board, electing such designees to the Board and causing the resignation of any directors other than the Designated Sponsor Directors) to enable such Designated Sponsor Fund to designate and effect the election or appointment of such additional individual or individuals.
(iv)    Upon any decrease in the number of directors that a Designated Sponsor Fund is entitled to designate for election to the Board, each WP Director or GTCR Director, as applicable, shall be permitted to complete their remaining term in office. Following any such decrease and expiration of the next expiring term of a WP Director or GTCR Director, as applicable, the Parties shall take all Necessary Action to cause the authorized size of the Board to be reduced accordingly unless a majority of the remaining Designated Sponsor Directors, if any, determine not to reduce the authorized size of the Board.
(d)    Reserved.
(e)    Removal; Vacancies. Upon request by any Designated Sponsor Fund to (i) cause the removal of any of its respective designees to the Board, each Sponsor shall take all Necessary Action to cause the removal of any such designee at the request of the applicable Designated Sponsor Fund or (ii) designate for election to the Board a director to fill any vacancy created by reason of death, removal or resignation of any of its designees to the Board, and each Sponsor shall take all Necessary Action to cause any such vacancy to be filled by a replacement director designated by such Designated Sponsor Fund as promptly as reasonably practicable; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary in this Section 2.01(e), no Designated Sponsor Fund shall have the right to designate a replacement director, and the Sponsors shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in the Board having as members, at any time, a number of directors designated by such Designated Sponsor Fund in excess of the number of directors that such Designated Sponsor Fund is then entitled to designate for membership on the Board pursuant to Section 2.01(c).
(f)    Additional Directors. Subject to the rights of holders of any series of Preferred Stock, for so long as any Designated Sponsor Fund has the right to designate at least one (1) director under this Agreement, without the consent of each Designated Sponsor Fund, the Company will take all Necessary Action to ensure that the number of directors serving on the Board shall not exceed eleven (11); provided, that the number of directors may be increased if necessary to satisfy the requirements of applicable laws and stock exchange regulations.
(g)    Quorum. The quorum for a meeting of the Board shall require:
(i)    the presence of a majority of the directors then in office;
(ii)    for so long as the WP Designated Sponsor Fund shall be entitled to designate any director pursuant to Section 2.01, at least one (1) WP Director; provided, however, that if a meeting of the Board called in accordance with the Company’s certificate of incorporation and by-laws fails to achieve a quorum due to the absence of a WP Director, then any director or officer of the Company may send a new notice of meeting of the Board in accordance with the Company’s certificate of incorporation and by-laws and a quorum at such meeting shall require only the presence of a majority of votes of all the directors then in office and, subject to the proviso to Section 2.01(g)(iii), for so long as the GTCR Designated Sponsor Fund shall be entitled to designate any director pursuant to Section 2.01, at least one (1) GTCR Director; and
(iii)    for so long as the GTCR Designated Sponsor Fund shall be entitled to designate any director pursuant to Section 2.01, at least (1) GTCR Director; provided, however, that if a meeting of the Board called in accordance with the Company’s certificate of incorporation and by-laws fails to achieve a quorum due to the absence of a GTCR Director, then any director or officer of the Company may send a new notice of meeting of the Board in accordance with the Company’s certificate of incorporation and by-laws and a quorum at such meeting shall require only the presence of a majority of votes of all the directors then in office and, subject to the proviso to Section 2.01(g)(ii), for so long as the WP Designated Sponsor Fund shall be entitled to designate any director pursuant to Section 2.01, at least one (1) WP Director.
Section 2.02.    Indemnification.
(a)    Each Sponsor and their respective Affiliates (provided, for the avoidance of doubt, that Subsidiaries of the Company shall not be considered Affiliates for this purpose), or any current, former, direct or indirect partner, manager, member, shareholder, employee, director, officer, management company, incorporator, successor or agent of such Person (collectively, the “Indemnified Persons”) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a holder of equity securities of Topco Parent or the Company, shall be indemnified by the Company to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such Person in connection with such Proceeding; provided, that such Person had no reasonable cause to believe that such Person’s conduct was unlawful; provided further, that, such actions or omissions on which such proceeding or threatened proceeding are based were not found by a court of competent jurisdiction, upon entry of a final and non-appealable judgment to constitute fraud, gross negligence or willful misconduct. No amendment, modification or repeal of this Section 2.02(a) shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 2.02(a) could involve indemnification for negligence (other than gross negligence) or under theories of strict liability. Reasonable expenses incurred by an Indemnified Person who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.
(b)    Fees, Expenses, Indemnification and Insurance.
(i)    The Company shall (A) pay to each Designated Sponsor Director such fees or equity consideration as may be determined by the Board, (B) reimburse each Designated Sponsor Director for all reasonable out-of-pocket expenses incurred in connection with such director’s attendance at meetings of the Board and any committee thereof, including reasonable travel, lodging and meal expenses, (C) enter into indemnification agreements with each Designated Sponsor Director agreeing to indemnify and advance expenses to such Designated Sponsor Director, in each case, to the maximum extent permitted by applicable law, (D) include in its certificate of incorporation or by-laws provisions for exculpation and indemnification of, and advancement of expenses to, the Designated Sponsor Directors, in each case to the maximum extent permitted by applicable law, and (E) obtain customary director and officer indemnity insurance, which insurance shall name as insured each Designated Sponsor Director.
(ii)    The Company hereby acknowledges that, in addition to the rights provided to each Indemnified Person, each WP Director and each GTCR Director (each, a “Director Indemnitee”) pursuant to this Agreement, the Company’s certificate of incorporation, by-laws or any indemnification agreements that such directors may enter into with the Company from time to time to (the “Indemnification Agreements”), such Persons may have certain rights to indemnification and/or advancement of expenses provided by, and/or insurance obtained by, the Sponsors and/or certain of their Affiliates (excluding the Company and its Subsidiaries), whether now or in the future (collectively, the “Fund Indemnitors”). Notwithstanding anything to the contrary in any of the Indemnification Agreements or this Agreement, the Company hereby agrees that, with respect to its indemnification and advancement obligations to the Indemnified Persons, each WP Director and each GTCR Director under the Indemnification Agreements, this Agreement or otherwise, the Company (A) is the indemnitor of first resort (i.e., its obligations to indemnify the Indemnified Persons, each WP Director and each GTCR Director are primary and any obligation of the Fund Indemnitors or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Persons, each WP Director and each GTCR Director is secondary and excess), (B) shall be required to advance the full amount of expenses incurred by each Indemnified Persons, each WP Director and each GTCR

Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by each Indemnified Persons, each WP Director and each GTCR Director or on his or her behalf to the extent legally permitted and as required by this Agreement, the Company’s certificate of incorporation, bylaws or any the Indemnification Agreements, without regard to any rights such Director Indemnitees may have against the Fund Indemnitors or their insurers, and (C) irrevocably waives, relinquishes and releases the Fund Indemnitors and such insurers from any and all claims against the Fund Indemnitors or such insurers for contribution, by way of subrogation or any other recovery of any kind in respect thereof. In furtherance and not in limitation of the foregoing, the Company agrees that in the event that any Fund Indemnitor or its insurer should advance any expenses or make any payment to an Indemnified Person, a WP Director or a GTCR Director for matters subject to advancement or indemnification by the Company pursuant to the Company’s certificate of incorporation or bylaws, an Indemnification Agreement, this Agreement or otherwise, the Company shall promptly reimburse such Fund Indemnitor or insurer and that such Fund Indemnitor or insurer shall be subrogated to all of the claims or rights of such Indemnified Person, WP Director or GTCR Director under the Company’s certificate of incorporation or bylaws, the Indemnification Agreements, this Agreement or otherwise, including to the payment of expenses in an action to collect. The Company agrees that any Fund Indemnitor or its insurer not a party hereto shall be an express third party beneficiary of this Section 2.02(b)(ii), able to enforce such clause according to its terms as if it were a party hereto. Nothing contained in the Indemnification Agreements is intended to limit the scope of this Section 2.02(b)(ii) or the other terms set forth in this Agreement or the rights of the Fund Indemnitors or their insurers hereunder.
Section 2.03.    Financial Statements and Reports.
(a)    The Company shall provide to each Sponsor, so long as such Sponsor’s Designated Sponsor Fund shall be entitled to designate at least one (1) director pursuant to Section 2.01:
(i)    monthly operating reports as soon as available and not later than thirty (30) days following the applicable month end;
(ii)    budgets as and when prepared;
(iii)    notice of events that, in the Board’s determination, would reasonably be expected to have a material impact on the business operations of the Company and its Subsidiaries taken as a whole, including the commencement of criminal or material civil actions;
(iv)    such other information as may reasonably be requested by a Sponsor or as is otherwise required by applicable law; and
(v)    all information provided to all directors of the Company, in their capacity as such, including all meeting “pre-read” materials, proposed resolutions and minutes of meetings, except if doing so would, in the opinion of counsel to the

Company, jeopardize the attorney-client privilege for attorney-client privileged communications .
(b)    Without limiting the generality of Section 6.05, the Company acknowledges and agrees that the WP Stockholders may disclose to the Co-Investor and the Co-Invest Limited Partners the information required to be disclosed pursuant to Section 7.04 of the Co-Invest LPA or any other agreement between the Co-Investor and a Co-Invest Limited Partner for so long as the Co-Investor and the Co-Invest Limited Partners are subject to a duty of confidentiality with respect to such information.
Section 2.04.    Certain Acknowledgments.
(a)    Each Party acknowledges and agrees that Topco Parent has fully satisfied its obligations under Section 9.02 of the LPA and does hereby forever waive, release and discharge Topco Parent to the fullest extent permitted by law from any and all actions, causes of action, claims, demands, demands for indemnification, damages, losses, liabilities, awards, judgments, costs, expenses, debts, dues and suits of every kind, nature and description whatsoever now existing or hereafter arising under Section 9.02 of the LPA.
(b)    Each Party acknowledges and agrees that in connection with the distribution of Company Shares by Topco Parent to its limited partners in accordance with the LPA, fractional Company Shares that would otherwise have been distributable to Stockholders in accordance with Section 4.01 of the LPA have been rounded up or rounded down in the discretion of the board of managers of Topco Parent to ensure that the number of issued and outstanding Company Shares will be the same as the number disclosed in connection with the IPO. Notwithstanding such rounding, the Stockholders acknowledge and agree that such rounding is permitted under Section 4.01 and Article XIII of the LPA and Topco Parent shall have no liability for such rounding.
(c)     Each Stockholder acknowledges and agrees that on or prior to the date hereof, such Stockholder has received a distribution of Company Shares and/or cash from Topco Parent in accordance with Section 4.01 of the LPA and that the Company Shares and cash distributed to the limited partners of Topco Parent in such distribution constitute substantially all of the assets of Topco Parent. Accordingly, Topco Parent has or will enter into dissolution following such distribution pursuant to Section 10.01 of the LPA. Each Stockholder further acknowledges and agrees that following the dissolution and completion of the winding up of Topco Parent, the certificate of limited partnership of Topco Parent will be canceled by a filing with the Secretary of State of the State of Delaware and all equity interests in Topco Parent will be canceled for no consideration and Topco Parent shall cease to exist.
Section 2.05.    Voting Agreement; Certain Actions.
(a)    Each Sponsor agrees to take all Necessary Action, including by casting all votes to which such Stockholder is entitled in respect of its Company Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause the election, removal and replacement of directors in the manner contemplated in Section 2.01 and to otherwise give the fullest effect possible to the provisions of this Article II.
(b)    The Company agrees, to the extent permitted by applicable laws and stock exchange regulations, to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the individuals designated pursuant to Section 2.01 and to nominate and recommend each such individual to be elected as a director as provided herein, and to solicit proxies or consents in favor thereof, and take all Necessary Action to otherwise give the fullest effect possible to the provisions of this Article II.
Section 2.06.    Committees.
(a)    The Board may designate one or more committees of the Board, each committee to consist of one or more directors. To the extent permitted by applicable laws and stock exchange regulations, the Sponsors shall be represented on each committee of the Board in proportion to the number of directors each Sponsor’s Designated Sponsor Fund is permitted to appoint pursuant to Section 2.01(c); provided that each Sponsor shall, to the extent permitted by applicable laws and stock exchange regulations, be entitled to at least one (1) director on each committee; provided further, that each Designated Sponsor Fund may, within its sole discretion, decide not to designate any of its Designated Sponsor Directors to serve on one or more committees of the Board. As used in this Agreement, the term “committee” shall refer to any committee of the Board and any subcommittee of any such committee.
(b)    Without limiting the generality of the foregoing Section 2.06(a), for so long as the WP Designated Sponsor Fund shall be entitled to designate at least one (1) director pursuant to Section 2.01, the Chairman of the Compensation Committee shall be a member of the Board selected by the WP Directors.
(c)    The quorum for a meeting of any committee of the Board shall require:
(i)    for so long as at least one (1) WP Director serves on such committee, at least one (1) WP Director that serves on such committee; provided, however, that if a meeting of such committee called in accordance with the Company’s certificate of incorporation and bylaws and the charter or resolutions of the Board constituting such committee fails to achieve a quorum due to the absence of the WP Director(s), then any director or officer of the Company may send a new notice of meeting of such committee in accordance with the Company’s certificate of incorporation and bylaws or the charter or resolutions of the Board constituting such committee and a quorum at such meeting shall require only the presence of a majority of votes of all the directors that serve on such committee and, subject to the proviso to Section 2.06(c)(ii), for so long as at least one (1) GTCR Director serves on such committee, at least one (1) GTCR Director; and
(ii)    for so long as at least one (1) GTCR Director serves on such committee, at least one (1) GTCR Director that serves on such committee; provided, however, that if a meeting of such committee called in accordance with the Company’s certificate of incorporation and by-laws and the charter or resolutions of the Board constituting such committee fails to achieve a quorum due to the absence of the GTCR Director(s), then any director or officer of the Company may send a new notice of meeting of such committee in accordance with the Company’s certificate of incorporation and by-laws or the charter or resolutions of the Board constituting such committee and a quorum at such meeting shall require only the presence of a majority of votes of all the directors that serve on such committee and, subject to the proviso to Section 2.06(c)(i), for so long as at least one (1) WP Director serves on such committee, at least one (1) WP Director.
ARTICLE III
APPROVAL RIGHTS
Section 3.01.    Required Approvals. Subject to Section 3.02, the Company shall not take or commit to take, and (to the extent applicable) shall not cause or permit any of its Subsidiaries to take or commit to take, directly or indirectly, whether by amendment, merger, consolidation, reorganization or otherwise, any of the following actions without the approval of 75% of the total number of directors then in office.
(a)    consummation of any acquisition of the stock (including a minority interest) or assets of any other entity (other than a Subsidiary of the Company), in a single transaction or a series of related transactions (whether by purchase, tender offer, exchange offer, merger, other business combination transaction or otherwise), with a value in excess of $300 million in the aggregate;
(b)    a consolidation, merger or other business combination of the Company with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of the Company’s and its Subsidiaries’ assets, taken as a whole, to another entity, or a “Change in Control” (or any similar term) as defined in the Company’s or its Subsidiaries’ indebtedness documents, other than any such consolidation, merger or other business combination solely between the Company and its Subsidiaries or between Subsidiaries of the Company;
(c)    a disposition, in a single transaction or a series of related transactions, of any assets of the Company or any of its Subsidiaries with a value in excess of $300 million in the aggregate or for consideration in excess of $300 million, other than the sale of inventory or products in the ordinary course of business, other than a transaction solely between the Company and its Subsidiaries or between Subsidiaries of the Company;
(d)    any change in the size of the Board, other than in accordance with Article II;
(e)    any amendment, modification or repeal of any provision of the Company’s certificate of incorporation or by-laws;
(f)    a termination of the Chief Executive Officer or designation of a new Chief Executive Officer;
(g)    any change in the composition of any committee of the Board;
(h)    except for compensation arrangements approved by the Compensation Committee of the Board in the ordinary course and in accordance with the charter of the Compensation Committee of the Board, entry into, or expansion of existing, compensation arrangements with (i) any executive officer of the Company or (ii) Affiliates of (A) the Company (other than any Subsidiary of the Company) or (B) any executive officer of the Company;
(i)    the issuance of additional shares of any class or series of capital stock or equity interests of the Company or any of its Subsidiaries, other than, (A) in the case of the Company, any award under any stockholder approved equity compensation plan, (B) in the case of a Subsidiary of the Company, to the Company or another direct or indirect Subsidiary of the Company and (C) as required by the organizational documents of a Subsidiary of the Company or a contract to which a Subsidiary of the Company is party, in each case, that is in effect on the date hereof; or
(j)    the incurrence of additional indebtedness, in a single transaction or a series of related transactions, by the Company or any of its Subsidiaries in an amount in excess of $300 million outstanding at any one time, other than (i) intercompany debt among Subsidiaries of the Company or the Company and any Subsidiary and (ii) incurrence of additional indebtedness under the Credit Agreement or Indenture.
Section 3.02.    Termination of Required Approvals. The approval rights set forth in Section 3.01 shall terminate at such time as neither the WP Designated Sponsor Fund nor the GTCR Designated Fund has the right individually to designate at least three (3) directors pursuant to Section 2.01.

ARTICLE IV
TRANSFERS.
Section 4.01.    Limitations on Transfer.
(a)    Until the sixth (6th) anniversary of the date hereof, no Management Stockholder may Transfer any of its Company Shares held on the date hereof (excluding, for the avoidance of doubt, any Company Shares acquired pursuant to equity awards issued under the Company’s 2020 Omnibus Incentive Plan) (“Existing Shares”) or securities of the Company or its Subsidiaries issued in respect of such Existing Shares, or in substitution for Existing Shares, in connection with any stock split, stock dividend or combination, or any reclassification, recapitalization, merger, consolidation, share exchange or other similar reorganization; provided, that such prohibition shall not apply to Transfers (i) to a Permitted Transferee that is being effected for bona fide estate planning or similar purposes, (ii) made pursuant to applicable laws of descent or distribution or to such Management Stockholder’s legal guardian in the case of mental incapacity, (iii) with the prior written consent of a majority of the members of the Compensation Committee of the Board, (iv) in connection with a merger of the Company or solely to tender into a tender or exchange offer commenced by a third party or by the Company; provided, that with respect to an unsolicited tender or exchange offer commenced by a third party, such Transfer shall be permitted only if the Board is affirmatively publicly recommending to the Company’s shareholders that such shareholders tender into such offer, (v) of vested Company Shares in a Public Sale (A) at such time as the Sponsors sell Company Shares in a Public Sale; provided however, that the Management Stockholder may only Transfer a number of vested Company Shares up to the number of Public Sale Eligible Shares, or (B) pursuant to the penultimate sentence of this Section 4.01(a), (vi) of vested Company Shares in a Public Sale or Private Sale following a Private Sale by the Sponsors up to the number of Private Sale Eligible Shares and (vii) to a bona fide charity or donor-advised fund organized under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; provided that no Management Stockholder may make Transfers pursuant to this clause (vii) in a single calendar year in excess of the lesser of (A) $3,000,000 worth of Company Shares determined based on the VWAP at the time of such Transfer and (B) ten percent (10%) of the Company Shares subject to the restrictions on Transfer set forth in this Section 4.01 held by such Management Stockholder at the beginning of the calendar year in which such Transfer takes place. If at the time of a Public Sale by the Sponsors, the Management Stockholder is not permitted to, or chooses not to Transfer all such Public Sale Eligible Shares and Private Sale Eligible Shares, the Management Stockholder shall retain the right to Transfer at a future date in a Public Sale, a number of vested Company Shares equal to the lesser of (x) the number of vested Company Shares then owned by the Management Stockholder as of such future date and (y) that portion of such Public Sale Eligible Shares and Private Sale Eligible Shares which the Management Stockholder was not permitted to Transfer, or chose not to Transfer in a prior Public Sale. For the avoidance of doubt, the number of Public Sale Eligible Shares and Private Sale Eligible Shares shall be cumulative and increase with each Public Sale or Private Sale by the Sponsors, but be reduced for the number of vested Company Shares Transferred by a Management Stockholder pursuant to Section 4.01(a)(iv) or Section 4.01(a)(v).
(b)    The limitations on Transfers of Company Shares set forth in this Article IV are in addition to any restrictions set forth in the Registration Rights Agreement, any “lock up” restrictions imposed by the underwriters in connection with any Public Offering, any other plan, program, contract, agreement or policy pursuant to which the Company Shares may be subject, and any restrictions imposed by applicable law.
(c)    Any purported Transfer of Company Shares other than in accordance with this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose and shall not, and shall cause any transfer agent not to, reflect in its records any change in record ownership of Company Shares pursuant to any such Transfer.
(d)    Except as provided in the Registration Rights Agreement, any Stockholder that proposes to Transfer Company Shares in accordance with the terms and conditions hereof shall be responsible for any expenses incurred by the Company in connection with such Transfer.
Section 4.02.    Rights and Obligations of Transferees. Any Transferee of Company Shares that is an Affiliate or Permitted Transferee of any Stockholder shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a Joinder Agreement in the form of Exhibit A hereto (and thereby making the representations and warranties set forth in Article V hereof) and such other documents as may be necessary, in the reasonable opinion of the Sponsors (or, if either Sponsor’s Designated Sponsor Fund shall have ceased to have the right to designate any directors pursuant to Section 2.01, the reasonable opinion of the Sponsor whose Designated Sponsor Fund continues to have the right to designate at least one (1) director pursuant to Section 2.01), to make such Person a party hereto, whereupon such Transferee will be treated as a Stockholder for all purposes of this Agreement; provided, that no Transferee of Company Shares shall be required to become a party to this Agreement if such Transferee acquired such Company Shares (a) after the sixth (6th) anniversary of the date hereof (or the foregoing transfer restrictions otherwise have expired) or (b) in a sale to the public in a Public Sale or in a permissible Private Sale.
Section 4.03.    Legends.
(a)    Each certificate representing Company Shares, if any, issued to a Stockholder shall bear a legend on the reverse side thereof substantially in the following form in addition to any other legend determined by the Company or as required by applicable law or by agreement with the Company (and, in the case of uncertificated Company Shares, notice of such legend shall be given in accordance with applicable law):
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUESTED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).

THIS SECURITY MAY BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED AS OF NOVEMBER 19, 2020 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES FREE OF CHARGE.
(b)    Upon the permitted sale of any Company Shares (i) in a Public Offering, (ii) in compliance with Rule 144 under the Securities Act, or (iii) pursuant to another exemption from registration under the Securities Act, or upon the termination of this Agreement in accordance with its terms, upon the written request of the holder of such Company Shares, any certificates representing such Company Shares shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by Section 4.03(a); provided, that the Company may condition any replacement of certificates pursuant to clause (iii) of this Section 4.03(b) on the receipt of an opinion of legal counsel reasonably satisfactory to the Company stating that such Company Shares are freely transferable under the Securities Act.
(c)    If any Company Shares cease to be subject to any and all restrictions on Transfer and all other obligations set forth in this Agreement, upon the written request of the holder of such Company Shares, any certificates representing such Company Shares shall be replaced, at the expense of the Company, with certificates or instruments not bearing the second paragraph of the legends required by Section 4.03(a).
Section 4.04.    Notice. Each Sponsor shall provide the Company with notice of a Transfer to a third party of Company Shares held by such Sponsor (excluding Transfers to Affiliates) reasonably promptly after such Transfer and in any event within ten (10) Trading Days following such Transfer.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.01.    Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each other Party that on the date hereof:
(a)    Such Party has the necessary legal capacity or power and authority to enter into this Agreement and to carry out its obligations hereunder. To the extent applicable, such Party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b)    The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of such Party; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to such Party, the Company or any of its Subsidiaries.
(c)    Other than any consents that have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions currently contemplated herein, excluding, for the avoidance of doubt, any transactions contemplated herein solely as a result of one or more amendments to this Agreement following the date hereof.
(d)    If such Party is a Stockholder, such Party understands that Company Shares cannot be sold or otherwise disposed of unless they are registered under the Securities Act and applicable U.S. state securities laws or unless an exemption from such registration is available, and that registration of Company Shares is subject to the terms and conditions set forth in the Registration Rights Agreement, and that accordingly such Stockholder is able and is prepared to bear the economic risk of making an investment in the Company and to suffer a complete loss of investment.
Section 5.02.    Entitlement of the Parties to Rely on Representations and Warranties
. The representations and warranties contained in Section 5.01 may be relied upon by the Parties in connection with the entering into of this Agreement.
ARTICLE VI
MISCELLANEOUS
Section 6.01.    Termination. This Agreement shall terminate automatically (without any action by any Party):
(a)    as to each Stockholder, as of the date that such Stockholder no longer owns any Company Shares; and
(b)    as to all the Parties, as of the date that no Designated Sponsor Fund has the right to designate any directors pursuant to Section 2.01.

Section 6.02.    Certificate of Incorporation and By-Laws
. The provisions of this Agreement shall be controlling as among the Parties hereto and if any such provisions or the operation thereof conflict with the provisions of the Company’s certificate of incorporation or by-laws, and the Parties shall take all action to enforce or cause the enforcement of the terms hereof. Without limiting the foregoing, the Sponsors and the Company agree to take all Necessary Action to amend the Company’s certificate of incorporation or by-laws so as to avoid any conflict with the provisions hereof.
Section 6.03.    Corporate Opportunity.
(a)    Regulation of Certain Affairs.  In recognition and anticipation that (i) certain partners, principals, directors, officers, members, managers, employees and/or other representatives of the Sponsors (each of the foregoing Persons other than the Sponsors, an “Identified Person”) may serve as directors, officers or agents of the Company or its Subsidiaries, and (b) the Sponsors may now engage and may continue to engage in the same or similar activities (which shall include other business activities that overlap with or compete with those in which the Company or its Subsidiaries, directly or indirectly, may engage) or related lines of business in which the Company or its Subsidiaries, directly or indirectly, may engage, and/or may have an interest in the same or similar areas of corporate opportunities as the Company or its Subsidiaries, directly or indirectly, may have an interest, the provisions of this Section 6.03 are set forth to regulate and define the conduct of certain affairs of the Company and its Subsidiaries with respect to certain classes or categories of business opportunities as they may involve the Sponsors and the Identified Persons, and the powers, rights, duties and liabilities of the Company and its Subsidiaries and their respective officers, directors and stockholders in connection therewith.
(b)    Competition and Corporate Opportunities. To the fullest extent permitted by law, (i) the Sponsors and the Identified Persons shall have the right to, and shall have no duty (contractual, fiduciary or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other person, including those lines of business deemed to be competing with the Company or any of its Subsidiaries, (ii) none of the Company or its stockholders or any of its Subsidiaries or their stockholders or equityholders shall have any rights in and to the business ventures of any Sponsor or Identified Person or the income or profits derived therefrom, (iii) each of the Sponsor and the Identified Persons may do business with any potential or actual customer or supplier of the Company of any of its Subsidiaries, (iv) each of the Sponsors and the Identified Persons may employ or otherwise engage any officer of employee of the Company or any of its Subsidiaries, and (v) the Company, on behalf of itself, its Subsidiaries and its and their respective stockholders, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to any Sponsor or any Identified Person, even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, (vi) no Sponsor or Identified Person shall have any duty to communicate or offer such business opportunity to the Company or any of its Subsidiaries or shall be liable to the Company or any of its Subsidiaries or any of their respective stockholders for breach of any fiduciary or other duty (contractual, fiduciary or otherwise), as a director or officer or otherwise, by reason of the fact that such Sponsor or Identified Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries unless, in the case of any such person who is a director or officer of the Company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Company.
(c)    The Sponsors and the Company shall take all Necessary Action to cause the Company’s certificate of incorporation to include the renunciation on corporate opportunities by the Company and its Subsidiaries contemplated by Section 6.03(a) and Section 6.03(b) hereof. The Company’s certificate of incorporation shall not be deemed to be in conflict with this Section 6.03 to the extent it provides a broader waiver or renunciation by the Company or its Subsidiaries of corporate opportunities that may be offered to or pursued by any Sponsor or Identified Person or provides other protections or benefits to any Sponsor or Identified Person with respect thereto. The Company acknowledges and agrees that the resolutions of the Board approving this Agreement shall constitute a resolution adopted pursuant to Section 122(17) of the DGCL adopting this Section 6.03, including the waiver and renunciation of the corporate opportunities identified herein.
Section 6.04.    Publicity. The Company grants permission to the Sponsors to use the name and logo of the Company and its Subsidiaries in marketing materials used by each such Sponsor and its respective Affiliates. The Sponsors and/or their respective Affiliates, as the case may be, shall include a trademark attribution notice giving notice of the Company’s and/or its Subsidiaries’ ownership of their trademarks in any marketing materials in which the Company’s and/or its Subsidiaries’ name and logo appear.
Section 6.05.    Sharing of Information. Except as set forth in this Section 6.05, the Sponsors shall maintain the confidentiality of the Company Confidential Information (as defined below) and cause the Sponsor Affiliated Persons (as defined below) and Internal Recipients (as defined below) to maintain the confidentiality of the Company Confidential Information. Notwithstanding anything to the contrary contained in this Agreement, the Company hereby acknowledges and agrees that each of the Sponsors and its Affiliates, the Sponsor Designated Directors, or any officer of the Company that is an Affiliate of a Sponsor (each, a “Sponsor Affiliated Person”) may, to the fullest extent permitted by applicable law, use for their own benefit and disclose to their respective Affiliates, directors, officers, representatives, agents and employees and professional advisers (the “Internal Recipients”) and to (a) the investors, limited partners or members of the applicable Sponsor or its related investment funds and their respective representatives (and, to the extent required for such limited partners’ or members’ internal reporting obligations, Affiliates of such limited partners or members), (b) persons who have expressed a bona fide interest in becoming investors, limited partners or members of the applicable Sponsor or its related investment funds, (c) potential transferees of the applicable Sponsor’s equity securities in the Company, (d) potential participants in future transactions involving the applicable Sponsor, any of its Affiliates or their related investment funds (potentially involving the Company or otherwise), and (e) such other persons as the applicable Sponsor shall deem reasonably necessary in connection with the conduct of its investment and business activities (the “External Recipients” and together with the Internal Recipients, the “Permitted Recipients”), any and all non-public information with respect to the Company or its Affiliates or Subsidiaries (including any Person in which the Company holds, or contemplates acquiring, an investment) (“Company Confidential Information”) that is in the possession of such Sponsor Affiliated Person on the date hereof or disclosed after the date of this Agreement to such Sponsor Affiliated Person by or on behalf of the Company or its Subsidiaries, including pursuant to Section 2.03; provided, that the Permitted Recipients agree to keep such Company Confidential Information confidential on the same terms that the Sponsor requires with respect to its own confidential information; and provided further that the Sponsor Affiliated Persons and the Permitted Recipients may disclose any Company Confidential Information (x) as has become generally available to the public, was or has come into the possession of the relevant Sponsor Affiliated Person or Permitted Recipient on a non-confidential basis without a breach of any confidentiality obligations by such Person disclosing such Company Confidential Information, or has been independently developed by the Sponsor Affiliated Person or Permitted Recipient without use of the Company Confidential Information, (y) to the extent necessary in order to comply with any law, order, regulation or ruling applicable to the applicable Sponsor, or such Sponsor Affiliated Person or Permitted Recipient, or to a regulatory agency with applicable jurisdiction, and (z) as may be required in response to any summons or subpoena or in connection with any litigation or arbitration; provided, in the case of clauses (y) and (z), that such Sponsor, Sponsor Affiliated Person or Permitted Recipient provides prior written notice of such required disclosure to the Company and takes all commercially reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.
Section 6.06.    Notices. In the event a notice or other document is required to be sent hereunder to the Company or any Stockholder, such notice or other document shall be in writing and shall be considered given and received, in all respects when personally delivered, or when sent by express or courier service or United States registered or certified mail, return receipt requested and postage and other fees prepaid, or by electronic mail, on the day such notice or document is personally delivered or delivered by electronic mail or on the third Business Day following the day on which such notice or other document is delivered to any such commercial delivery service as aforesaid. Any notice and document shall be addressed to the party entitled to receive such notice or other document (a) in the case of the Company, at:
    9100 South Hills Boulevard, Suite 300
    Broadview Heights, OH 44147
    Attention: General Counsel
    Email: MKlaben@soterahealth.com
    with a copy (which shall not constitute notice) to:
    Cleary Gottlieb Steen & Hamilton LLP
    One Liberty Plaza
    New York, NY 10006
    Attention: David Lopez
    Attention: Matthew P. Salerno
    Email: dlopez@cgsh.com
    Email: msalerno@cgsh.com
and (b) in the case of any Stockholder, at such Stockholder’s address shown on Exhibit B hereto, or at such other address as any such party shall request in a written notice sent to the Company. Any party hereto or its legal representatives may effect a change of address for purposes of this Agreement by giving written notice of such change to the Company, and the Company shall, upon the request of any party hereto, notify such party of such change in the manner provided herein. Until such notice of change of address is properly given, the addresses set forth herein shall be effective for all purposes.

Section 6.07.    Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time only by approval of Stockholders that collectively own a majority of the Company Shares then owned by all Stockholders; provided, that any amendment (other than amendments made to Exhibit B hereto in accordance with the terms of this Agreement) that would have a disproportionate material adverse effect on any Stockholder relative to another Stockholder (other than as a result of such Stockholder electing not to exercise any rights granted to such Stockholder pursuant to the terms of this Agreement) shall require the written consent of that Stockholder. All Stockholders shall receive notice of any amendment to this Agreement.
Section 6.08.    Governing Law; Jurisdiction. This Agreement and any dispute arising out of, relating to or in connection with this Agreement, shall be construed (both as to validity and performance), interpreted and enforced in accordance with the laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction. Any action against any party relating to the foregoing shall be brought exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, the state or federal courts in the State of Delaware) and appellate courts thereof. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each party agrees that service of summons and complaint or any other process that might be served in any action may be made on such party by sending or delivering a copy of the process to the party to be served by registered mail, return receipt requested, at the address of the party provided for the giving of notices in Section 6.06. Nothing in this Section 6.08, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
Section 6.09.    Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.09.

Section 6.10.    Entire Agreement. This Agreement, together with the Registration Rights Agreement, embodies the entire agreement and understanding of the Parties and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof.
Section 6.11.    Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.
Section 6.12.    Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns, whether so expressed or not.
Section 6.13.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless the severance of such provision could be in opposition to the parties’ intent with respect to such provision or the economic or legal substance of the transactions contemplated hereby would be affected in any manner materially adverse to any party hereto, in which case the parties will negotiate revisions to this Agreement to preserve as nearly as possible or nearly as practicable the economic or legal substance of such invalid, illegal or unenforceable provision.
Section 6.14.    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Stockholder shall execute and deliver any additional documents and instruments and perform any additional acts that the Sponsors jointly, and reasonably, determine (or, if either Sponsor’s Designated Sponsor Fund shall have ceased to have the right to designate any directors pursuant to Section 2.01, that the Sponsor whose Designated Sponsor Fund continues to have the right to designate at least one (1) director pursuant to Section 2.01 determines) to be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
Section 6.15.    Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile, .pdf and other electronic signatures to this Agreement shall have the same effect as original signatures.
Section 6.16.    Third Party Beneficiaries. Except as provided in Section 2.02, Section 2.03, Section 2.04, ,Section 6.03, Section 6.05, Section 6.17 and Section 6.22, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.
Section 6.17.    No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future controlling person, management company, portfolio company, director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or in tort, at law or in equity, or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
Section 6.18.    Binding Effect; Assignment. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Company, the Stockholders and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns. The rights and obligations under this Agreement shall not be assignable without the prior written consent of the Sponsors (or, if either Sponsor’s Designated Sponsor Fund shall have ceased to have the right to designate any directors pursuant to Section 2.01, the prior written consent of the Sponsor whose Designated Sponsor Fund continues to have the right to designate at least one (1) director pursuant to Section 2.01), and any attempted assignment of rights or obligations in violation of this Section 6.18 shall be null and void.
Section 6.19.    Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.
Section 6.20.    Time of the Essence. The parties agree that time shall be of the essence in the performance of this Agreement.
Section 6.21.    No Promotion. The Company and each Stockholder agrees that it will not, without the prior written consent of the applicable Sponsor, in each instance, (a) use in advertising, publicity, or otherwise the name of Warburg Pincus LLC, GTCR LLC, any Sponsor or any of their respective Affiliates, or any partner or employee of a Sponsor, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Warburg Pincus LLC, GTCR LLC, any Sponsor, or their respective Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by

Warburg Pincus LLC, GTCR LLC, any Sponsor or any of their Affiliates. The Company shall obtain the written consent from the applicable Designated Sponsor Fund prior to the Company’s issuance of any public statement regarding any Sponsor.
Section 6.22.    Exculpation Among Stockholders. Each Stockholder acknowledges that it is not relying upon any other Person in making its investment or decision to invest in the Company (other than the Company pursuant to any written agreement). Each Stockholder agrees that no Stockholder nor their respective Affiliates, controlling persons, officers, directors, partners, agents or employees of any Stockholder shall be liable to any other Stockholder for any action heretofore or hereafter taken or omitted to taken by any of them in connection with their purchase or acquisition of any Company Shares, except with respect to breaches hereof.
[SIGNATURE PAGES FOLLOW]

IN WITNESS HEREOF, the Parties have duly executed this Agreement as of the date first above written.

COMPANY

SOTERA HEALTH COMPANY

By: /s/ Matthew J. Klaben

Name: Matthew J. Klaben Title: Senior Vice President, General Counsel and Secretary
[Signature Page to Stockholders Agreement]

STOCKHOLDERS

WARBURG PINCUS PRIVATE EQUITY XI, L.P.

By: Warburg Pincus XI, L.P., its general partner

By: WP Global LLC, its general partner

By: Warburg Pincus & Co., its managing member

By: /s/ Robert B. Knauss________________

Name: Robert B. Knauss Title: Partner

WARBURG PINCUS XI PARTNERS, L.P.

By: Warburg Pincus XI, L.P., its general partner

By: WP Global LLC, its general partner

By: Warburg Pincus & Co., its managing member

By: /s/ Robert B. Knauss________________

Name: Robert B. Knauss Title: Partner

WP XI PARTNERS, L.P.

By: Warburg Pincus XI, L.P., its general partner

By: WP Global LLC, its general partner

By: Warburg Pincus & Co., its managing member

By: /s/ Robert B. Knauss________________

Name: Robert B. Knauss Title: Partner
[Signature Page to Stockholders Agreement]

WARBURG PINCUS PRIVATE EQUITY XI-B, L.P.

By: Warburg Pincus XI, L.P., its general partner

By: WP Global LLC, its general partner

By: Warburg Pincus & Co., its managing member

By: /s/ Robert B. Knauss________________

Name: Robert B. Knauss Title: Partner

WARBURG PINCUS PRIVATE EQUITY XI-C, L.P.

By: Warburg Pincus (Cayman) XI, L.P., its general partner

By: Warburg Pincus XI-C, LLC, its general partner

By: Warburg Pincus (Bermuda) Private Equity GP Ltd., its sole member

By: /s/ Robert B. Knauss________________

Name: Robert B. Knauss Title: Partner

BULL CO-INVEST, L.P.

By: WP Bull Manager, LLC, its general partner

By: Warburg Pincus & Co., its managing member

By: /s/ Robert B. Knauss________________

Name: Robert B. Knauss Title: Partner

[Signature Page to Stockholders Agreement]

GTCR FUND XI/A LP

By: GTCR Partners XI/A&C LP, its general partner

By: GTCR Investment XI LLC, its general partner

By: /s/ Constantine S. Mihas________________
Name: Constantine S. Mihas
Title: Manager

GTCR FUND XI/C LP

By: GTCR Partners XI/A&C LP, its general partner

By: GTCR Investment XI LLC, its general partner

By: /s/ Constantine S. Mihas________________
Name: Constantine S. Mihas
Title: Manager

GTCR CO-INVEST XI LP

By: GTCR Investment XI LLC, its general partner

By: /s/ Constantine S. Mihas________________
Name: Constantine S. Mihas
Title: Manager

[Signature Page to Stockholders Agreement]

THE CLEVELAND FOUNDATION

By: /s/ Rosanne St. Potter________________

Name: Rosanne St. Potter Title: SVP & CFO, Cleveland Foundation

[Signature Page to Stockholders Agreement]

EXHIBIT A
JOINDER TO STOCKHOLDERS AGREEMENT
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders Agreement dated as of November 19, 2020 (the “Stockholders Agreement”) by and among Sotera Health Company and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and “Stockholder” under the Stockholders Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder from whom it has acquired Company Shares (to the extent permitted by the Stockholders Agreement) as if the Joining Party had executed the Stockholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders Agreement. The Joining Party hereby makes, as of the date hereof, the representations and warranties set forth in Article V of the Stockholders Agreement.
IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:
[NAME OF JOINING PARTY].
By:
Name: Title: Address for Notices:

AGREED ON THIS     _ day of _______          , 20   __:

SOTERA HEALTH COMPANY
By: _____________________________
Name:
Title:
Address for Notices:

* * *

A-1

Spouse’s Joinder Agreement
The undersigned, being the spouse of                                          , agrees to be bound by the provisions of this Joinder Agreement, to the extent applicable to the undersigned.
By: _____________________________
Name:
A-2